--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: September 30, 1998
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
   FWB Software, LLC(1)                             quiring Statement
   FWB Software, Inc.                               (Month/Day/Year)        StreamLogic Corporation
   Fong, Norman                                     November 4, 1996        STLC
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    (Last)          (First)          (Middle)                           5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                                           to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-       Director        X  10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----
   185 Constitution Drive, Suite A                  Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                  Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                X Reporting Person
   Menlo Park,        CA               94025                                                                   ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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   Common Stock                                      2,636,123 shares(1)            D(3)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (7-96)


FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          of                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Explanation of Responses:

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(1)  FWB Software, LLC is the record holder of securities. FWB Software, Inc. is the manager of FWB Software, LLC and the holder of 92.5% of the membership interests of FWB Software, LLC. Mr. Fong is the President of FWB Software, LLC, and is President
     and the holder of 90% of the shares of FWB Software, Inc.

(2)  FWB Software, Inc. disclaims beneficial ownership of 197,709 shares. Mr. Fong disclaims beneficial ownership of 441,550 shares.

(3)  The beneficial ownership of FWB Software, Inc. and Mr. Fong is indirect.


                                                                       Norman Fong                                    11/12/96
                                                                       -------------------------------------  ----------------------
                                                                       President, FWB Software, Inc., the               Date
                                                                       manager of FWB Software, LLC

                                                                       Norman Fong                                    11/12/96
                                                                       -------------------------------------  ----------------------
                                                                       President, FWB Software, Inc.                    Date

                                                                       Norman Fong                                    11/12/96
                                                                       -------------------------------------  ----------------------
                                                                                                                        Date

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                  Page 2
                                                                                                                   SEC 1473 (7-96)